Exhibit F-1











                                        February 25, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549


          Re:GPU, Inc.
          Declaration on Form U-1
          SEC File No. 70-8983

          Ladies and Gentlemen:

          We have examined the Declaration on Form U-1, dated January 13, 1997, under the Public Utility Holding Company Act of 1935 ("Act"), filed by GPU, Inc. ("GPU"), a Pennsylvania corporation, with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8983, as to be amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration").

          The Declaration contemplates, among other things, (I) the issuance by GPU of up to 200,000 shares of common stock, $2.50 par value per share (the "Shares"), pursuant to a new deferred unit stock plan for outside directors (the "Plan") and (ii) solicitation of proxies for use at GPU's 1997 Annual Meeting of Stockholders with respect to the approval of the Plan.

          We have been counsel to GPU for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

          We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2 to the Declaration. Securities and Exchange Commission
          February 25, 1997
          Page 2




                    Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Declaration, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Declaration to become effective,

                    (a) all State laws applicable to the proposed transactions will have been complied with;

                    (b)  GPU is validly organized and existing;

                    (c) the Shares will be validly issued, fully paid and non-assessable, and, upon the lapse of any restriction with respect to such Shares imposed by the Plan, the holders of such Shares will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

                    (d) the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.


                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                         Very truly yours,



                                         BERLACK, ISRAELS & LIBERMAN LLP